FOR IMMEDIATE RELEASE:

             NEW YORK HEALTH CARE ANNOUNCES NASDAQ LISTING DECISION

Brooklyn, NY - April 5, 2004. NEW YORK HEALTH CARE, INC. (NASDAQ: BBAL) announced today that a NASDAQ Listing Qualifications Panel ("Panel") has determined that the Company's common stock will be delisted from the NASDAQ Stock Market, effective with the open of business on April 6, 2004. The Panel addressed certain concerns regarding events related to the indictment by the United States Attorney's Office against a former director/officer of the Company and a former consultant alleging that they sought to manipulate the Company's stock. Beginning tomorrow, trading of the Company's common stock will move to the OTC Pink Sheets.

NASDAQ's determination comes approximately six weeks after New York Health Care announced the preliminary results of an independent investigation conducted by Blank Rome LLP in New York. Blank Rome recently completed their comprehensive investigation and found no evidence of wrongdoing by any current officer, director or employee of the Company.

ABOUT NEW YORK HEALTH CARE
New York Health Care is a licensed home health care agency engaged primarily in supplying the services of paraprofessionals who provide a broad range of health care support services to patients in their homes. The Company also owns BioBalance Corporation, a specialty pharmaceutical company focused on the development of proprietary treatments for gastrointestinal disorders that are poorly addressed by current therapies.

SAFE HARBOR STATEMENT In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future events, financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, satisfaction of approvals and conditions applicable to the transaction described above, the company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by the company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements made in New York Health Care's 2003 Annual Report on Form 10-K, its Form S-4 Registration Statement, its latest quarterly report on Form 10-Q and current reports on Form 8-K.

CONTACT:

Dennis O'Donnell
President & COO
The BioBalance Corporation
(212) 679-7778

Jerry Braun, Pres. & CEO      Investor Relations Counsel:
Jacob Rosenberg, COO          Linda Latman
New York Health Care, Inc.    (212) 836-9609
(718) 375-6700                www.theequitygroup.com